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                                                                    EXHIBIT 11.1
                           ASPECT DEVELOPMENT, INC.
                      COMPUTATION OF NET INCOME PER SHARE
               (IN THOUSANDS, EXCEPT PER SHARE DATA; UNAUDITED)

                                                          Three months ended
                                                            March 31, 1997
                                                       ---------       ---------
                                                         1997            1996
                                                       ---------       ---------

Common Stock:
      Weighted average common stock
       outstanding during the period                      12,355           5,411

Common Stock Equivalents:
      Net effect of dilutive options
      based upon modified treasury stock method            1,593             932

Convertible preferred stock                                                3,687

Stock related to SAB No. 64 and 83                                           822
                                                       ---------       ---------
Shares used in per share computations                     13,948          10,852
                                                       =========       =========
Net income                                             $     924             188
                                                       =========       =========

Net income per share
                                                       $    0.07            0.02
                                                       =========       =========